UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (date of earliest event reported):  May 19, 2011

RealD Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-34818	77-0620426
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 N. Crescent Drive, Suite 120 Beverly Hills, CA	90210
(Address of principal executive offices)	(Zip Code)

(310) 385-4000

(Registrant’s telephone number, including area code)

NA

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

The information set forth under Item 5.02 is incorporated herein by reference.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)        On May 19, 2011, RealD Inc. (the “Company”) announced that co-founder Joshua Greer will no longer serve as President of the Company effective July 15, 2011.  Mr. Greer will remain on the Company’s Board of Directors and will serve as a strategic and technology advisor to the Company.

(e)        On May 19, 2011, the Company and Mr. Greer entered into a Separation Agreement and General Release of Claims (the “Separation Agreement”). Pursuant to the terms of the Separation Agreement, in the event the Separation Agreement becomes effective pursuant to its terms and is not revoked by Mr. Greer during the applicable revocation period and Mr. Greer is otherwise in compliance with the terms of the Separation Agreement, Mr. Greer will receive the following separation benefits: (i) cash severance of $450,000 paid in ten equal installments, with the first such installment to be paid on the 90th day after the earliest to occur of (a) July 15, 2011 or (b) the date of Mr. Greer’s death; (ii) reimbursement from the Company for insurance coverage under COBRA for 18 months following July 15, 2011 or such earlier time as Mr. Greer becomes eligible for insurance through another employer; (iii) a pro-rated cash Performance Bonus for fiscal year 2012 (to be paid no later than June 15, 2012), in an amount equal to 30% of 80% of Mr. Greer’s salary, computed assuming that Mr. Greer had remained as President of the Company through the end of fiscal year 2012; and (iv) acceleration of a time-based vesting stock option for 105,000 shares granted to Mr. Greer on July 15, 2010 as of the earliest to occur of (a) July 15, 2011 or (b) the date of Mr. Greer’s death, which such accelerated stock options shall remain exercisable for 6 months following the end of the term of the consulting agreement Mr. Greer and the Company are entering into pursuant to the Separation Agreement (a second stock option for 105,000 shares also granted to Mr. Greer on July 15, 2010 shall be entirely forfeited and cancelled without consideration).  The payments described above shall be subject to required withholdings and authorized deductions. In the event that Mr. Greer resigns his employment without Good Reason (as defined in the Separation Agreement) or the Company terminates Mr. Greer’s employment for Cause (as defined in the Employment Agreement effective as of April 1, 2010 and previously filed with the SEC), he will not be eligible for the separation benefits described above or any payments under the Consulting Agreement described below (and the Consulting Agreement will be null and void with no force or effect).

The Separation Agreement contains a general release by Mr. Greer of all claims against the Company and its affiliates and representatives. In addition, as a condition to Mr. Greer’s right to receive the separation benefits described above, (a) Mr. Greer has agreed to execute a second general release of all claims against the Company and its affiliates and representatives within 60 days after the July 15, 2011 termination date and (b) Mr. Greer must not resign from the Company’s Board of Directors prior to the 2011 annual meeting of stockholders.

Pursuant to the Separation Agreement, the Company and Mr. Greer have entered into a Consulting Agreement pursuant to which Mr. Greer shall be paid $275,000 per year commencing as of July 16, 2011.  The Consulting Agreement expires on July 16, 2012 unless terminated earlier pursuant to its terms.

Item 8.01.       Other Events.

On May 19, 2011, RealD issued a press release reporting Mr. Greer’s transition into an advisory role, Mr. Greer’s continuing status as a member of the Board of Directors, and the appointment of Dr. Gary Sharp, the Company’s Chief Technology Officer, to the additional title of Chief Innovation Officer.  The press release is attached to this Current Report on Form 8-K as Exhibit 99.1.

Item 9.01.       Financial Statements and Exhibits.

(d)              Exhibits

Exhibit Number	Description
99.1

Press release, dated May 19, 2011, entitled “RealD Co-Founder Joshua Greer to Transition into Advisory Role and Remain on Board of Directors - CTO Gary Sharp to Assume Expanded Role as Chief Innovation Officer in Technology and Product Development ”.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RealD Inc.

	By:	/s/ Craig Gatarz
Craig Gatarz
Executive Vice President, General Counsel and
Secretary
Date: May 19, 2011